EXHIBIT 10.25



July 27, 1999

Mr. Jeff Paquin, President
Sportsprize Entertainment Incorporated
25 South Sepulveda Boulevard
Manhattan Beach, CA


Dear Mr. Paquin,

This letter agreement is between Sportsprize Entertainment Inc. (the "Company") and FOCUS Partners LLC ("FOCUS Partners") and, in that regard, the parties agree as follows:

1. This letter agreement will commence on August 1, 1999, and expire on, July 31, 2000. However, the Company may terminate this letter agreement in writing at any time, provided that any such termination is after the first three (3) months of the term and that sixty (60) days' prior written notice is provided in writing to FOCUS Partners.

2. The Company will pay FOCUS Partners a fee of $6,000 per month (the "Fee") and 25,000 restricted options for implementation of its Investor Relations ("IR") Program. In addition, the Company shall be responsible for all reasonable and necessary disbursements made by FOCUS Partners on its behalf.

3. FOCUS Partners' invoices are sent at the beginning of each month, for the following month's fee, with payment to be remitted within 25 days of receipt. FOCUS Partners requires a two-month retainer to commence work for the Company. This amount will cover the first and second month.

4. FOCUS Partners, in consideration of the Fee, will perform the following services for the Company; however, such services will be subject to the Company's written or oral approval:

     A. Arrange an initial visit between the FOCUS Partners' team and Management to discuss the Company, FOCUS Partners' IR Program, investor relation goals and objectives, and themes to be stressed in the implementation of the program.

     B. Prepare a Corporate Fact Sheet, a document that encapsulates the Company's information and its most recent financial results. The Corporate Fact Sheet will


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          be sent to targeted  investment  professionals and will be followed up with phone calls as an initial screening tool to determine the recipients' interest in meeting with the Company. All responses will be entered into FOCUS Partners' database (the "Hit List") in order that Company information can be furnished to them in the future.

     C. We recommend that the Fact Sheet be sent to current shareholders, a proprietary list of approximately 3,000 retail investors and a targeted institutional investor list.

     D. Compile an "IR Kit", including the Corporate Fact Sheet, case studies, media backgrounders, press releases, press clippings, existing annual report and/or brochure, recent SEC documents and other materials regarding the Company.

     E. Upon completion of the foregoing, review and critique Management's intended presentations to the financial and media community.

     F. Arrange periodic meetings with interested buy-side and sell-side analysts, retail brokers, fund managers and investment advisors, including telephone follow-ups.

     G. Prepare and disseminate press release materials to the financial community and media to ensure full and timely disclosure, including telemarketing releases to investment and media professionals.

     H. Prior to press release issuance, the release must be approved by the Company's authorized investor relations contact to ensure authorization of release. It is the Company's responsibility to obtain all necessary clearances and approvals (including legal) prior to issuance of all releases.

     I. Establish lines of communication with Nasdaq market makers, informing them of recent Company developments.

     J. Coordinate conference calls between Management and key investment professionals after earnings or other releases that require explanation. Prior to those calls, FOCUS Partners will consult with Management and prepare an outline covering the subjects to be discussed and/or questions that might arise. FOCUS Partners recommends that members of the media be excluded from participating in the conference call.

     K.   Administer all telephone and/or written financial  inquiries regarding
          the   Company.   FOCUS   Partners   will  supply   inquirers   with  a
          Company-approved Due Diligence Kit.



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     L.   Review the Company's present web site and make recommendations for its improvement and/or reconstruction; design the Investor Relations portion.

     M. Build and maintain the Company's Investor Database, which will include interested brokers, retail shareholders, members of the media and other interested parties. The Investor Database will receive all press announcements issued by the Company, articles written about the Company, and any other items FOCUS Partners and the Company deem appropriate.

     N. Maintain the Company's fax and conference call list. Participants will be faxed announcements the day they are issued and polled regularly to join quarterly investment conference calls.

     O. Regularly inspect the Company descriptions and coverage to assure accuracy in Electronic Bulletins, Bloomberg and Dow Jones.

     P. Compose or reconfigure an informational slide presentation that Management can use for road shows and investor meetings. This presentation can be printed and included in the Company's Due Diligence Kit.

5. To initiate our activities the Company will provide: Recent SEC filings Slide Presentation Copy of fax list List of competitors and/or comps Logo on disk or e-mailed One ream of stationary Home/fax & cell phone numbers of senior management contacts that we will be dealing with

6. FOCUS Partners also helps clients create their annual reports through its association with several annual report companies. FOCUS Partners coordinates their layout, design and production work with the development and drafting of the report's narrative sections by its in-house financial writer. This service is not included in the Fee and, should the Company request annual report assistance, FOCUS Partners and the Company will negotiate a separate fee.

7. Should the Company require additional financing, FOCUS Partners has relationships with merchant and investment banks, private placement professionals and other intermediaries which it would make available to the Company for solicitation of funds.



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8.   In disseminating Company information and/or materials,  FOCUS Partners will rely upon the Company's assurances that such information is complete and accurate and, prior to dissemination of such information and/or materials, will submit same to the Company for approval.

9. In performing the activities described in this letter agreement, FOCUS Partners' and the Company's actions will comply with all SEC and applicable State laws, rules and regulations.

10. The Company will indemnify and defend FOCUS Partners against all claims, proceedings, suits or other matters that might be asserted against FOCUS Partners' activities by reason of this letter agreement and the Company will pay FOCUS Partners' reasonable attorneys' fees and expenses in connection with such matters; however, the Company's indemnification of FOCUS Partners is conditioned upon the following:

     A. FOCUS Partners must act within the scope of this letter agreement;
     B. FOCUS Partners must act in accordance with the Company instructions;
     C. FOCUS Partners is not negligent;
     D. FOCUS Partners must submit information and materials to the Company for approval prior to dissemination.

11. Confidential Information. FOCUS Partners acknowledges that it will gain knowledge of information of substantial value to the Company regarding the the Company's business which is not generally known and which gives the Company an advantage over competitors who do not know, or use, such information, including, but not limited to, know-how, trade secrets, techniques, designs, sales and customer information, and business and financial information relating to the business, products, services, practices or techniques of the Company's plans for future products or developments ("Confidential Information").

     FOCUSPartners agrees to, at all times, regard and preserve as confidential such Confidential Information, and to refrain from publishing or disclosing any part of it by using, copying or duplicating it in any way or by any means, whatsoever.

     FOCUS Partners further agrees that such Confidential Information will not be disclosed by it to any person or entity without the prior written consent of the Company. Finally, FOCUS Partners agrees to refrain at all times from any other act or omission that would reduce the value of the Confidential Information to the Company.

12. Notices. All notices, requests, demands or other communications required or authorized or contemplated to be given by this Agreement shall be in writing and shall be deemed to have been duly given if hand delivered, sent by



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     commercial  overnight  courier or sent by certified or  registered  mail. A facsimile transmission, when received, shall be considered delivery of written notice.

13. Expenses. Extraordinary expenses -- i.e., printing, photography, typography and design -- are charged at net cost plus the standard industry commission of 17.65%. We may bill you in advance for major suppliers; in other events, we will bill you as soon as reasonably practicable after the purchase, expenditure or disbursement. No major undertakings or commitments will be made without your prior approval. All invoices are due and payable upon receipt. The Company will, upon request, receive all copies of all invoices from vendors. FOCUS Partners will provide documentation in the form of receipts and back up for all expenses incurred by third-party vendors utilized on the Company's behalf, when requested. The following is an explanation of in-house expenses, including photocopying, local telephone, and monthly expenses incurred by FOCUS Partners on the Company's behalf for which documentation is not provided in monthly invoices.

     Photocopying
     Photocopying costs are charged to clients at the rate of $0.20 per sheet. This rate covers the costs of paper, machinery and photocopier operator utilized in the production of client informational kits, distribution of press releases, press articles, etc.

     Faxing
     Telephone charges only.

     Local Telephone
     Local telephone and Internet costs are charged to clients on a prorated weighted basis. The client's weighting of the average is determined by the client's activity during the billing period. These activities pertain to investor inquiries, telemarketing press releases, and conference call marketing and investor meetings.

     Bloomberg Business News Service
     Prorated among full-service customers - approximate monthly fee $300.

14. This letter agreement will be governed by the laws of the State of New York applicable to contracts made and to be performed in that State.

15. Entire agreement; no amendment except in writing. The provisions of this letter agreement set forth the entire binding agreement between the parties and supersede all prior written and oral communications, discussions, and negotiations between the parties concerning the proposed transaction. The terms



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     of this letter  agreement may be amended only in writing and when signed by both parties.

If the foregoing correctly states our understanding, please execute the enclosed copies of this letter in the spaces provided below and return a duplicate to the undersigned and the two month payment. We look forward to working with
SportsPrize   Entertainment   Inc.  and  to  a  long  and  mutually   successful
relationship.

Very truly yours,



/s/ Harvey A. Goralnick
--------------------------------
Harvey A. Goralnick
President, FOCUS Partners LLC


Date:  August 2, 1999


Agreed to and approved:

SportsPrize Entertainment Inc.

By: /s/ [Illegible]
    -----------------------------

Title: President
       -------------------------

Date:  Aug. 3/99